EXHIBIT 4.13

          [CONFORMED COPY]

Central Vermont Public Service Corporation

Forty-Eighth Supplemental Indenture

Dated as of June 15, 2011

Amending and Supplementing the
Central Vermont Public Service Corporation Indenture of Mortgage
Dated as of October 1, 1929

Recording Information

_____________________________________ Town Clerk’s Office — Received this Forty-Eighth Supplemental Indenture for record on the _____ day of June, 2011, at ________ O’clock, _. M., and filed the bound copy as Book ___________ in accordance with T 24 VSA, Section 1155, and cross-indexed in the Land Records in Book _________ at Page ______.

Attest:
Town Clerk

This Forty-Eighth Supplemental Indenture is dated as of June 15, 2011 (hereinafter referred to as the “Supplemental Indenture”) and entered into by and between Central Vermont Public Service Corporation, a corporation duly organized and existing under and by virtue of the laws of the State of Vermont, having offices at 77 Grove Street, Rutland, Vermont 05701 (hereinafter referred to as the “Company”), and U.S. Bank National Association, a national banking association (successor to Old Colony Trust Company as trustee and other successor trustees), having an office at 225 Asylum St., Hartford, CT  06103, as Trustee (hereinafter generally referred to as the “Trustee”), with reference to the following Recitals:

Recitals

Whereas, the Company has heretofore executed and delivered to Old Colony Trust Company, as Trustee its Indenture of Mortgage dated as of October 1, 1929 (hereinafter sometimes referred to as the “Original Indenture”) and has executed and delivered to said trustee and various successors, as the case may be, forty-seven indentures supplemental thereto (the Original Indenture, as heretofore amended and supplemented by such forty-seven indentures thereto, and as further supplemented by this Supplemental Indenture is referred to herein as the “Indenture” and capitalized terms used herein not otherwise defined shall have the meaning set forth in the Indenture); and

Whereas, pursuant to the Indenture, all the properties of the Company, whether owned at the time of the execution thereof or thereafter acquired, with certain exceptions and reservations therein fully set forth, were granted, assigned, transferred, mortgaged and pledged to the Trustee, in trust upon the terms and conditions set forth therein, to secure bonds of the Company issued and to be issued in accordance with the terms of the Indenture and for other purposes more particularly set forth therein; and

Whereas, Section 2.06 of the Indenture provides that the Company may issue a series of additional bonds and shall execute and deliver a supplemental indenture for such series and thereafter bonds of such series may be issued from time to time subject to the conditions and provisions of the Indenture; and

Whereas, the Company proposes to issue under the Indenture $40,000,000 in aggregate principal amount of First Mortgage 5.89% Bonds, Series WW, due June 15, 2041 (herein referred to as the “Bonds”),which series (subject to the restrictions and provisions contained in the Indenture) is limited to such aggregate principal amount; and

Whereas, this Supplemental Indenture has been duly and legally authorized by the Board of Directors of the Company in a Board Resolution, and the use of terms and provisions contained herein is in accordance with the Indenture; and

Whereas, the Bonds have been duly authorized by a Board Resolution (a certified copy of which is on file with the Trustee) designating and authorizing the Bonds which are to be redeemable as set forth herein and in the respective form of such Bonds; and

Whereas, the Bonds and the Trustee’s authentication certificate thereon are to be substantially in the forms set forth in Exhibit A hereto; and

Whereas, the Company has determined that all conditions and requirements necessary to make this Supplemental Indenture, in the form and terms hereof, a valid, binding and legal agreement in accordance with its terms and the purposes herein expressed, have been performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized; and

Now, therefore, in confirmation of and supplementing the Indenture and pursuant to, in compliance with and in execution of, the powers and obligations conferred, imposed and reserved therein and every other power, authority and obligation appertaining thereto, in consideration of the premises, and of the acceptance and purchase of the Bonds by the holders thereof, and of the sum of One Dollar duly paid by the Trustee to the Company and of other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Company has given, granted, bargained, sold, transferred, assigned, pledged, mortgaged, warranted, conveyed and confirmed and by these presents does give, grant, bargain, sell, transfer, assign, pledge, mortgage, warrant, convey and confirm unto the Trustee, as herein provided, and its successor or successors in the trust hereby created, the following described property, rights, titles and interests of the Company and grants a security interest therein as permitted by applicable law: all and singular the plants, rights, accounts, permits, franchises, privileges, easements and property, real, personal and mixed, now owned by the Company or which may hereafter be acquired by it, together with the rents, issues and profits thereof, including, without limiting the generality of the foregoing, all real property specifically described in Schedule I to the Indenture and in Schedule A hereto, excepting, however, and there are hereby expressly reserved from the lien and effect of the Indenture, all Excepted Property (as defined in the Indenture), provided, however, that if an Event of Default as defined in Section 6.01 of the Indenture shall happen and be continuing and if thereafter the Trustee or a receiver or trustee shall enter upon and take possession of the Mortgaged Property, as defined in the Indenture, such Trustee or receiver or trustee may, to the extent not prohibited by law, take possession of any and all of the Excepted Property then on hand and use and administer and consume the same to continue the operations of the Mortgaged Property in all respects as if such Excepted Property were part of the Mortgaged Property, accounting therefor, if required by law, to such persons, if any, as may be lawfully entitled to such an accounting.

Subject, however, to Permitted Encumbrances (as defined in Section 1.02 of the Indenture).

To have and to hold, all said property hereby conveyed, assigned, pledged or mortgaged, or intended to be conveyed, assigned, pledged or mortgaged, together with the rents, issues and profits thereof, as well as all such after-acquired property, unto the Trustee, its successor or successors in trust and its assigns forever.

But in trust, nevertheless, for the equal and proportionate benefit and security of the holders of all Bonds now or hereafter issued hereunder, pursuant to the provisions hereof, and for the enforcement of the payment of said Bonds when payable and the performance of and compliance with the covenants and conditions of the Indenture, without any preference, distinction or priority as to lien or otherwise of any Bond or Bonds over others by reason of the difference in time of the actual issue, sale or negotiation thereof or for any other reason whatsoever, except as herein otherwise expressly provided; but so that each and every Bond  now or hereafter issued hereunder shall have the same lien, and so that the interest and principal of every such Bond shall, subject to the terms hereof, be equally and proportionately secured hereby, as if it had been made, executed, delivered, sold and negotiated simultaneously with the execution and delivery hereof.

And it is Hereby Covenanted, Declared and Agreed, upon the trusts and for the purposes aforesaid, as set forth in the following covenants, agreements, conditions and provisions:

Article One
Terms of the Bonds

Section 1. All Bonds shall be dated the date of issue, except as otherwise provided in Section 2.08 of Article Two of the Indenture.  The Bonds shall be in denominations which are multiples of $1,000.  The Bonds shall bear interest (computed on the basis of a 360-day year of twelve 30-day months) at the rate of 5.89 percent (5.89%) per annum payable semi-annually at the corporate trust office of the Trustee in the City of Hartford, Connecticut (or, if there be a successor to said Trustee, at its designated corporate trust office) or directly to the registered Bondholders pursuant to Section 5.01 of the Indenture on the fifteenth day of June and December of each year, commencing on December 15, 2011, shall mature June 15, 2041, and shall be redeemable as hereinafter provided, provided, however, that the Bonds shall bear interest on any overdue principal, premium, if any, and on any overdue interest (to the extent permitted by law) at a rate of 7.89% per annum.  The Bonds and the Trustee’s certificate of authentication shall be substantially in the form set forth in Exhibit A hereto.

Section 2. The Bonds shall be redeemable at the option of the Company in whole, or in part, at any time, in an amount not less than 5% of the aggregate principal amount of the Bonds then outstanding in the case of a partial redemption, upon the notice and in the manner provided in Article Twelve of the Indenture, at 100% of the principal amount of the Bonds to be redeemed and interest thereon to the redemption date plus a premium equal to the Make-Whole Amount, which shall be determined two Business Days prior to the date of such redemption and certified in writing to the Trustee.

The term “Make-Whole Amount” means, with respect to any Bond, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Bond over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Bond, the principal of such Bond that is to be redeemed pursuant to this Section 2 or has become or is declared to be immediately due and payable pursuant to Section 6.01 of the Indenture.

“Discounted Value” means, with respect to the Called Principal of any Bond, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Bonds is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Bond, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display  designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i)  of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the  actively traded on the run U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the actively traded on the run U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  In the case of each determination under clause (ii) of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the U.S. Treasury security having a constant maturity closest to and greater than such Remaining Average Life and (2) the U.S. Treasury security having a constant maturity closest to and less than such Remaining Average Life.  In each case, the Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Bond.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Bond, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Bonds, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 2 of the Supplemental Indenture or Section 6.01 of the Indenture, as the context requires.

“Settlement Date” means, with respect to the Called Principal of any Bond, the date on which such Called Principal is to be redeemed pursuant to this Section 2 has become or is declared to be immediately due and payable pursuant to Section 6.01 of the Indenture, as the context requires.

In the event the Company shall exercise any right to make a redemption of the Bonds under this Section 2, it shall give written notice thereof to the Trustee and holders of the Bonds being called for redemption as provided in Section 12.03 of the Indenture.  In the case of a redemption under this Section 2, at least thirty (30) days prior to the date fixed for redemption the Company will furnish written notice to the Trustee and each holder of the Bonds being called for redemption by telecopy or other same-day communication, of the estimated Make-Whole Amount, if any, applicable to such redemption and the calculations, in reasonable detail, used to determine the amount of such Make-Whole Amount and two Business Days prior to the Settlement Date for such redemption, the Company will furnish written notice in the foregoing manner to the Trustee and each holder of the Bonds being called for redemption of the Make-Whole Amount, if any, applicable to such redemption which is payable on the Settlement Date with respect to the related Called Principal, and the calculations used to determine such Make-Whole Amount.

Section 3. Anything in the Indenture or the Bonds to the contrary notwithstanding, any payment of principal, or premium, if any, or interest on the Bonds that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

Section 4. Pursuant to Section 5.01 of the Indenture, so long as the original registered holders or any subsequent registered holder of the Bonds is an Institutional Holder, all payments of interest on the Bonds held by such holder and all payments on account of principal or premium, if any, shall be made directly to such holder or its nominee at such address as may from time to time be furnished by such holder in writing without surrender or presentation of the Bonds held by such holder to the Trustee (except in the case of payment or redemption of any of the Bonds in whole) and with respect to each such original holder or subsequent holder such payments shall be made in accordance with the provisions of any written agreement between such original holder or subsequent holder and the Company which shall have been communicated and consented to by the Trustee.

Section 5. All of the Bonds shall be secured by the Indenture and shall be subject to all of the terms and conditions thereof, as specifically set forth therein.  Except to the extent hereby amended, the Indenture is in all respects hereby ratified, confirmed and approved by the Company.

Article Two
Covenants of the Company

The Company hereby covenants and agrees for the benefit of the holders of the Bonds and their successors in interest that, so long as any Bonds remain Outstanding:

Section 1. Definitions.  For purposes of this Article Two, the following terms have the meanings specified below:

“Current Guarantors” means Catamount Resources Corporation, a Vermont corporation, and C.V. Realty, Inc., a Vermont corporation.

“Primary Credit Facility” means the $40,000,000 revolving credit facility under the Amended and Restated Credit Agreement dated as of November 3, 2008, between the Company and KeyBank National Association, as such facility or agreement may be amended, restated, supplemented, renewed, extended, otherwise modified (including without limitation increases or decreases in the principal amount thereof), refinanced, or replaced from time to time; it being understood that in the event that any such refinancing or replacement consists of multiple facilities or agreements, all such facilities or agreements shall constitute the Primary Credit Facility.

“Required Holders” means the holders of not less than 51% in aggregate principal amount of all the Bonds at the time Outstanding.

Section 2. Accounting Treatment.  Notwithstanding anything in the Indenture, for purposes of determining compliance with the financial covenants contained in the Indenture, any election by the Company to measure an item of Debt using fair value (as permitted by  Financial Accounting Standards Board ASC 825 or any similar accounting standard) shall be disregarded and such determination shall be made instead using the par value of such Debt.

Section 3.Guaranties by Subsidiaries.

(a)The Company will not cause or permit any existing or newly acquired or formed Subsidiary of the Company to become obligated as a guarantor under the Primary Credit Facility (other than the Current Guarantors as guarantors under the Primary Credit Facility) unless, prior thereto or concurrently therewith (or, if such Subsidiary becomes so obligated prior to the issuance of the Bonds, concurrently with the issuance of the Bonds), and at the Company’s sole cost and expense, such Subsidiary becomes a guarantor in respect of the Bonds and delivers to each of the holders of the Bonds the following items:

(1)a guaranty of the Bonds executed by such Subsidiary, which guaranty shall be substantially similar in all material respects to the guaranty of such Subsidiary of the Primary Credit Facility, with appropriate modifications to reflect such Subsidiary’s guaranty of the Bonds;

(2)such documents and evidence with respect to such Subsidiary as the Required Holders may reasonably request in order to establish the existence and good standing of such Subsidiary and the authorization of the transactions contemplated by such guaranty;

(3)an Opinion of Counsel in form and substance reasonably satisfactory to the Required Holders which shall include, without limitation, opinions to the effect, subject to customary assumptions, qualifications, and exceptions, that (x) such guaranty has been duly authorized, executed, and delivered by such Subsidiary, (y) such guaranty constitutes the legal, valid, and binding contract and agreement of such Subsidiary, enforceable in accordance with its terms (except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles), and (z) the execution, delivery, and performance by such Subsidiary of such guaranty do not (A) violate any law, rule, or regulation applicable to such Subsidiary or (B) (1) require the creation or imposition of any lien not permitted by Section 5.11 of the Indenture or (2) conflict with or result in any breach of any of the provisions of or constitute a default under (I) the provisions of the charter, bylaws, certificate of formation, operating agreement, or other constitutive documents of such Subsidiary or (II) any material agreement or other instrument to which such Subsidiary is a party or by which such Subsidiary may be bound; and

(4)such other certificates, resolutions, opinions, documents, and instruments as may be necessary to give effect to the undertaking of such Subsidiary becoming a guarantor.

(b)In the event that:

 (1) (x) the Company or such Subsidiary is required to obtain the approval of the Vermont Public Service Board (the “VPSB”) in order for such Subsidiary to become a guarantor in respect of the Bonds (the “Bond Guaranty Approval”), (y) the Company or such Subsidiary is required to obtain the approval of the VPSB in order for such Subsidiary to become obligated as a guarantor  under the Primary Credit Facility (the “Primary Credit Facility Approval”), and (z) the Company or such Subsidiary shall have used its best efforts to obtain, but shall have been unsuccessful in obtaining, the Bond Guaranty Approval at the same time that it shall have obtained the Primary Credit Facility Approval; or

(2) (x) the Company or such Subsidiary is required to obtain the Bond Guaranty Approval and  (y) either (A) the Company or such Subsidiary received the Primary Credit Facility Approval prior to February 1, 2011 or (B) neither the Company nor such Subsidiary is required to obtain the Primary Credit Facility Approval;

then, notwithstanding the provisions of Section 3(a), the Company shall not be in default under this Section 3 if it shall cause or permit such Subsidiary to become obligated as a guarantor  under the Primary Credit Facility without such Subsidiary becoming a guarantor in respect of the Bonds and delivering the items described in clauses (1) through (4) of Section 3(a), but only so long as (A) unless and until the VPSB has issued an order denying the Company’s or such Subsidiary’s request for the Bond Guaranty Approval, the Company or such Subsidiary shall use its best efforts to obtain the Bond Guaranty Approval as soon as possible after such Subsidiary shall have become obligated as a guarantor under the Primary Credit Facility and (B) if and when the Company or such Subsidiary shall obtain the Bond Guaranty Approval, such Subsidiary shall become a guarantor in respect of the Bonds and deliver the items described in clauses (1) through (4) of Section 3(a) not later than ten  Business Days thereafter.

(c)If at any time, (i) pursuant to the terms and conditions of the Primary Credit Facility, any Subsidiary of the Company is discharged and released as guarantor  under the Primary Credit Facility (other than the Current Guarantors as guarantors under the Primary Credit Facility) and (ii) the Company shall have delivered to each holder of Bonds an Officer’s Certificate certifying that (x) the condition specified in clauses (i) above has been satisfied and (y) immediately preceding the release of such Subsidiary from its obligations under its guaranty in respect of the Bonds and after giving effect thereto, no Default or Event of Default  existed or will exist, then, upon receipt by the holders of Bonds of such Officer’s Certificate, such Subsidiary will be discharged and released, automatically and without the need for any further action, from its obligations under its guaranty in respect of the Bonds; provided that, if in connection with any discharge and release of a Subsidiary as guarantor  under the Primary Credit Facility any fee or other consideration (excluding, for the avoidance of doubt, any repayment of the principal or interest or payment of any pre-existing prepayment or similar repayment fee under the Primary Credit Facility in connection with such discharge and release) is paid or given to any holder of Debt under the Primary Credit Facility in connection with such discharge and release, each holder of a Bond shall receive equivalent consideration on a pro rata basis (determined, in respect of revolving credit facilities, based upon the commitment in effect thereunder rather than amounts outstanding thereunder) in connection with the release and discharge of such Subsidiary as guarantor in respect of the Bonds.  Without limiting the foregoing, for purposes of further assurance, each of the holders of the Bonds agrees to provide to the Company and such Subsidiary, if reasonably requested by the Company or such Subsidiary and at the Company’s expense, written evidence of such discharge and release signed by such holder.

Article Three
Miscellaneous Provisions

Section 1. The Trustee shall be entitled to, may exercise and shall be protected by, where and to the full extent that the same are applicable, all the rights, powers, privileges, immunities and exemptions provided in the Indenture as if the provisions concerning the same were incorporated herein at length.  The Trustee under the Indenture shall ex officio be Trustee hereunder.  The recitals and statements in this Supplemental Indenture and in the Bonds shall be taken as statements by the Company alone, and shall not be considered as made by or as imposing any obligation or liability upon the Trustee, nor shall the Trustee be held responsible for the legality or validity of this Supplemental Indenture or of the Bonds, and the Trustee makes no covenants or representations, and shall not be responsible, as to and for the effect, authorization, execution, delivery or recording of this Supplemental Indenture.

Section 2. This Supplemental Indenture shall become void if and when the Original Indenture as heretofore supplemented and amended shall be void.

Section 3. The Indenture as supplemented hereby is ratified and confirmed.

Section 4. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

[Signatures on Following Pages]

In Witness Whereof, said Central Vermont Public Service Corporation has caused this instrument to be signed, and its corporate seal attested by its Assistant Corporate Secretary to be hereunto affixed, by Pamela J. Keefe, its Senior Vice President in that behalf duly authorized, and said U.S. Bank National Association has caused this instrument to be executed in its corporate name by its Officer all as of the day and year first above written.

Central Vermont Public Service Corporation

By /s/Pamela J. Keefe
Pamela J. Keefe
Its Senior Vice President
Attest:

/s/Mary C. Marzec
Mary C. Marzec
Assistant Corporate Secretary

Signed, sealed and delivered on
behalf of Central Vermont Public
Service Corporation in the presence of:
(Corporate Seal)

/s/Kathleen Watts
Kathleen Watts

/s/Paula Valente
Paula Valente

U.S. Bank National Association,
as Trustee

By /s/Kathy L. Mitchell
Kathy L. Mitchell
Its Vice President

Signed and delivered on
behalf of U.S. Bank National
Association in the presence of:

/s/Mark A. Forgetta
Mark A. Forgetta

/s/Crystal Deperry
Crystal Deperry

State of Vermont	)
) SS.
County of Rutland	)

On this 9th day of June, A.D. 2011, before me, a Notary Public in and for said State, duly commissioned and acting as such, personally came Pamela J. Keefe, Senior Vice President of said Central Vermont Public Service Corporation, to me personally known and known to me to be one of the persons named in and who executed the foregoing instrument, and who being duly sworn by me deposed and said: that she resides in Brandon, Vermont; that she is Senior Vice President of Central Vermont Public Service Corporation, the Corporation described in and which executed the foregoing instrument as party of the first part; that she knows the seal of said Corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said Corporation, and that she signed her name thereto by like order, and she acknowledged and declared that she executed the foregoing instrument and caused the seal of said Central Vermont Public Service Corporation to be affixed thereto as its Senior Vice President by authority of the Board of Directors of said Corporation, and acknowledged the same to be her free act and deed, and the free act and deed of said Corporation.

Witness my hand and official seal the day and year aforesaid.

/s/Melissa Stevens
Melissa Stevens, Notary Public

My commission expires February 10, 2015

(Notarial Seal)

State of Connecticut	)
) SS.
County of Hartford	)

On this 9th day of June A.D. 2011, before me, a Notary Public in and for said Commonwealth, duly commissioned and acting as such, personally came Kathy L. Mitchell, Vice President of U.S. Bank National Association, to me known and known to me to be one of the persons named in and who executed the foregoing instrument, and who being duly sworn by me deposed and said: that she resides in West Hartford, Connecticut; that she is a Vice President of U.S. Bank National Association, the corporation described in and which executed the foregoing instrument; and that she signed her name thereto by authority of said Bank, and she acknowledged the same to be her free act and deed, and the free act and deed of said Bank.  And Kathy L. Mitchell, a Vice President of said U.S. Bank National Association, further acknowledged that she accepted the trust hereinbefore created for, and on behalf of, said U.S. Bank National Association, Trustee, upon the terms therein named.

Witness my hand and official seal the day and year aforesaid.

/s/Susan P. McNally
Susan P. McNally, Notary Public

My commission expires March 31, 2013

(Notarial Seal)

(Form of Series WW Bonds)

Central Vermont Public Service Corporation

First Mortgage 5.89% Bond, Series WW, due June 15, 2041

No. RWW-_______	$____________
PPN 155771 N*5	June 15, 2011

Central Vermont Public Service Corporation, a Vermont corporation (hereinafter called the “Company”), for value received, hereby promises to pay to _________________ or registered assigns, the sum of _________________________________ DOLLARS on the 15th day of June, 2041, and to pay to the registered holder interest (computed on the basis of a 360-day year of twelve 30-day months) on said sum from the date hereof until the same shall be paid, at the rate of 5.89% per annum, payable semi-annually on the 15th day of June and December in each year, commencing on December 15, 2011 until the payment of the said principal of this Bond becomes due and payable.  This Bond shall bear interest on any overdue principal, premium, if any, and on any overdue interest to the extent permitted by law, at a rate of 7.89%.  The principal of, premium, if any, and the interest on this Bond shall be payable at the corporate trust office of U.S. Bank National Association in the City of Hartford, Connecticut, or its successor in trust under the Indenture hereinafter referred to, at its designated corporate trust office, in coin or currency of the United States of America which, at the time of payment is legal tender for the payment of public and private debts; provided, that the principal, premium and interest on this Bond may be paid by written agreement between the Company and with the Bondholder by check mailed or wire transfer to the Bondholder, as specified in such agreement.

This Bond is one of a series of Bonds designated “First Mortgage 5.89% Bonds, Series WW (the “Series WW Bonds”).  The Bonds are part of an issue of bonds of the Company authorized, without limit as to aggregate amount issued or outstanding except as provided in the Indenture hereinafter mentioned, issued and to be issued under and pursuant to and all equally and ratably secured by an Indenture dated as of October 1, 1929 (said Indenture, as amended and supplemented by certain supplemental indentures later executed including the Forty-Eighth Supplemental Indenture dated as of June 1, 2011 (the “Supplemental Indenture”) pursuant to which the Bonds are being issued, being herein referred to as the “Indenture”) duly executed and delivered by the Company to U.S. Bank National Association (as successor to Old Colony Trust Company as trustee and other successor trustees) (the “Trustee”), to which Indenture reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security and the rights of the holders of the Bonds and of the Trustee in respect of such security.  By the terms of the Indenture, the Bonds to be secured thereby are issuable in series which may vary as to date, amount, date of maturity, rate of interest, and in other respects as provided in the Indenture.

This Bond shall be redeemable at the option of the Company in whole, or in part, at any time, in an amount not less than 5% of the aggregate principal amount of the Bonds then outstanding in the case of a partial redemption, upon the notice and in the manner provided in Article Twelve of the Indenture, at 100% of the principal amount of the Bonds to be redeemed and interest thereon to the redemption date plus a premium equal to the Make-Whole Amount (defined below), which shall be determined two Business Days prior to the date of such redemption and certified in writing to the Trustee.

The term “Make-Whole Amount” means, with respect to any Bond, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Bond over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Bond, the principal of such Bond that is to be redeemed pursuant to Section 2 of the Supplemental Indenture or has become or is declared to be immediately due and payable pursuant to Section 6.01 of the Indenture.

“Discounted Value” means, with respect to the Called Principal of any Bond, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Bonds is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Bond, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i)  of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the  actively traded on the run U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and

(2) the actively traded on the run U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  In the case of each determination under clause (ii) of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the U.S. Treasury security having a constant maturity closest to and greater than such Remaining Average Life and (2) the U.S. Treasury security having a constant maturity closest to and less than such Remaining Average Life.  In each case, the Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Bond.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Bond, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Bonds, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 2 of the Supplemental Indenture or Section 6.01 of the Indenture, as the context requires.

“Settlement Date” means, with respect to the Called Principal of any Bond, the date on which such Called Principal is to be redeemed pursuant to Section 2 of the Supplemental Indenture has became or is declared to be immediately due and payable pursuant to Section 6.01 of the Indenture, as the context requires.

In case an Event of Default, as defined in the Indenture, shall occur, the principal of this Bond may become or be declared due and payable prior to maturity as provided in the Indenture.  No recourse shall be had for the payment of the principal, premium, if any, or interest of this Bond, or for any claim based hereon, or otherwise in respect hereof or of the Indenture, to or against any incorporator, stockholder, officer or director, past, present or future, of the Company, either directly or through the Company, under any constitution or statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all such liability of incorporators, stockholders, directors and officers being waived and released by the holder hereof by the acceptance of this Bond and being likewise waived and released by the terms of the Indenture.

This Bond is transferable by the registered holder hereof, in person or by attorney duly authorized, at the corporate trust office of the Trustee in the City of St. Paul, Minnesota, upon any such transfer a new registered Bond or Bonds of the same series and maturity date and for the same aggregate principal amount will be issued to the transferee in exchange herefor.  This Bond shall not be valid or become obligatory for any purpose unless and until it shall have been authenticated by the execution by the Trustee or its successor in trust under the Indenture of the certificate endorsed hereon.

In Witness Whereof, Central Vermont Public Service Corporation has caused this Bond to be executed in its name by the manual or facsimile signature of its President or one of its Vice-Presidents, and its corporate seal (or a facsimile thereof) to be hereto affixed and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries, this 15th day of June, 2011.

Central Vermont Public Service Corporation

By____________________________________

Attest:

(Form of Trustee’s Certificate)

Trustee’s Certificate of Authentication

This Bond is one of the Series WW Bonds described in the within mentioned Indenture.

U.S. Bank National Association,
Trustee

By____________________________________
Authorized Officer

Description of Real Property

All land and premises, rights, privileges and easements conveyed or purported to have been conveyed to the Company in and by the following described deeds and the records thereof are hereby incorporated herein by reference:

All property of every kind whatsoever, including land and premises, rights, privileges, easements, transmission lines, substations and distribution lines, in the following towns:

In New London County, State of Connecticut:

Waterford

In Hartford County, State of Connecticut:

Berlin

In Cumberland County, State of Maine:

Yarmouth

In Sullivan County, State of New Hampshire:

Charlestown	Cornish	Claremont

In Cheshire County, State of New Hampshire:

Chesterfield	Hinsdale

In Grafton County, State of New Hampshire:

Bath	Haverhill	Piermont

In Washington County, State of New York:

Granville	Hampton

In Rensselaer County, State of New York:

Hoosick

Schedule A
(to Forty-Eighth Supplemental Indenture)

 In Addison County, State of Vermont:

Addison	Leicester	Ripton
Bridport	Lincoln	Salisbury
Bristol	Middlebury	Shoreham
Cornwall	Monkton	Starksboro
Ferrisburg	New Haven	Vergennes
Goshen	Orwell	Weybridge
Granville	Panton	Whiting
Hancock

In Bennington County, State of Vermont:

Arlington	Manchester	Searsburg
Bennington	Peru	Shaftsbury
Dorset	Pownal	Sunderland
Glastenbury	Rupert	Winhall
Landgrove	Readsboro	Woodford
Sandgate

In Caledonia County, State of Vermont:

Barnet	Lyndon	Walden
Danville	Ryegate	Waterford
Kirby	St. Johnsbury	Wheelock

In Chittenden County, State of Vermont:

Buels Gore	Essex	Milton
Burlington	Huntington	Underhill
Colchester	Jericho	Westford

In Essex County, State of Vermont:

Concord	Guildhall	Victory
Granby	Lunenburg

In Franklin County, State of Vermont:

Bakersfield	Fletcher	Richford
Berkshire	Franklin	Sheldon
Enosburg	Georgia	St. Albans City
Fairfax	Highgate	St. Albans Town
Fairfield	Montgomery	Swanton

Schedule A
(to Forty-Eighth Supplemental Indenture)

In Lamoille County, State of Vermont:

Belvidere	Eden	Johnson
Cambridge	Hyde Park

In Orange County, State of Vermont:

Bradford	Fairlee	Thetford
Braintree	Newbury	Tunbridge
Brookfield	Randolph	Vershire
Chelsea	Strafford	West Fairlee

In Orleans County, State of Vermont:

Lowell	Irasburg

In Rutland County, State of Vermont:

Benson	Middletown Springs	Sherburne
Brandon	Mt. Holly	Shrewsbury
Castleton	Mt. Tabor	Sudbury
Chittenden	Pawlet	Tinmouth
Clarendon	Pittsfield	Wallingford
Danby	Pittsford	Wells
Fair Haven	Poultney	West Haven
Hubbardton	Proctor	West Rutland
Ira	Rutland City
Mendon	Rutland Town

In Washington County, State of Vermont:

Northfield	Roxbury

In Windham County, State of Vermont:

Athens	Jamaica	Wardsboro
Brattleboro	Londonderry	Westminster
Brookline	Marlboro	Whitingham
Dover	Newfane	Wilmington
Dummerston	Rockingham	Windham
Grafton	Stratton
Guilford	Townshend
Halifax	Vernon

Schedule A
(to Forty-Eighth Supplemental Indenture)

In Windsor County, State of Vermont:

Andover	Hartland	Sharon
Baltimore	Ludlow	Springfield
Barnard	Norwich	Stockbridge
Bethel	Plymouth	Weathersfield
Bridgewater	Pomfret	Weston
Cavendish	Reading	West Windsor
Chester	Rochester	Windsor
Hartford	Royalton	Woodstock

Schedule A
(to Forty-Eighth Supplemental Indenture)